Forward-Looking Statements This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers, changes in the Company’s current vehicle production estimates, fluctuations in the production of vehicles for which the Company is a supplier, the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier, including declines in sales of full-size pickup trucks and large sport utility vehicles, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs, timing and success of restructuring actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, the cost and availability of raw materials and energy, the Company’s ability to mitigate increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the ability of the Company to access capital markets on commercially reasonable terms and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In particular, the Company’s financial outlook for 2008 is based on several factors, including the Company’s current vehicle production and raw material pricing assumptions. The Company’s actual financial results could differ materially as a result of these factors. The forward-looking statements in this presentation are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

June 2008 Revision* Full-Year Financial Forecast 2008 Q1 Full-Year 2008 Revised Full-Year Financial Forecast Financial Forecast Full-Year Production Assumptions North America = 14.1 million = 13.8 million Europe = 20.2 million =20.2 million Net Sales = $15.5 billion = $15.3 billion Core Operating Earnings $660 to $700 million $600 to $640 million Income before interest, other expense, income taxes, restructuring costs and other special items Pretax Restructuring Costs = $100 million = $125 million Free Cash Flow = $250 million = $200 million Capital Spending = $255 to $275 million = $255 to $275 million Depreciation and Amortization = $300 million = $300 million $ / Euro = 1.52 = 1.52 * 2008 financial outlook revised 6/4/2008 Note: The full year financial forecast is subject to various assumptions and other risks and uncertainties, including the assumptions set forth above. See slide entitled “Forward-Looking Statements.”